Exhibit 99.1

TOPGOLF CALLAWAY BRANDS ANNOUNCES RESIGNATION OF ARTIE STARRS, CEO OF TOPGOLF

CARLSBAD, CA /July 31, 2025/ Topgolf Callaway Brands Corp. (the “Company” or “Topgolf Callaway Brands,” “we,” “our,” “us”) (NYSE: MODG) announced the resignation of Artie Starrs, who is expected to remain with the Company through September 2025 to assist with an orderly transition. The Company confirmed that Mr. Starrs has accepted another CEO position with an undisclosed business. The Company is conducting an executive search for Mr. Starrs’ replacement.

“We are pleased with Topgolf’s second quarter financial results and improving same venue sales trends, which reflect the significant actions taken this year,” commented Chip Brewer, President and CEO of Topgolf Callaway Brands. “We look forward to providing more detail when we report our Q2 earnings next week. We also thank Artie for his leadership and many contributions to Topgolf and wish him well in his new endeavor. Artie’s departure does not affect our strategic direction or commitment to separating Topgolf, and we are still pursuing a spin-off or sale of Topgolf. Given this development, it is likely that a spin-off transaction would not occur until 2026, after a new CEO is in place.”

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, performance, prospects, or growth opportunities, including statements relating to: Mr. Starrs’ planned departure date; the search for a replacement for Mr. Starrs, the appointment of a new Topgolf CEO and the timing thereof; the timing and nature of the Company’s planned separation of the Topgolf business from its other business units, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including uncertainty regarding global economic conditions, including relating to tariffs and inflation, decreases in consumer demand and spending, and any severe or prolonged economic downturn or economic recession; our ability to grow same venue sales; our ability to successfully execute planned and potential transactions, including the planned separation of Topgolf, and the potential to realize the expected benefits of such transaction in the expected timeframe or at all; our ability to satisfy the closing conditions to complete such transaction on a timely basis or at all; and our ability to identify and attract replacement executive candidates. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Topgolf Callaway Brands

Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Toptracer, Odyssey, and OGIO. “Modern Golf” is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com.

Investor Contact

Katina Metzidakis

invrelations@tcbrands.com

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